UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 5, 2006

Date of Report (Date of earliest event reported)

Emergency Filtration Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Cassia Way, Suite A115, Henderson, Nevada	89014
(Address of principal executive offices)	(Zip Code)

(702) 558-5164

Registrant's telephone number, including area code

Item 5.02 Appointment of Principal Officers

On July 5, 2006, Emergency Filtration Products, Inc. (the “Company”) announced the appointment of John Masenheimer as Chief Operating Officer and David Mierkey as Senior Vice President of Sales.  The Company believes these additions to its management team will enable it to manage its anticipated growth more effectively.

John Masenheimer has served as EFP's Director of Manufacturing since March 2005 and successfully established filter production at the company's Nogales, Mexico facility. Mr. Masenheimer has also directed all of EFP's filter production since the company commenced filter production in late 2005.  Prior to his involvement with EFP, Mr. Masenheimer served as Chief Operating Officer, Westmed, Inc., a Tucson, Arizona based manufacturer of medical products (1997-2005). Mr. Masenheimer was self employed in the real estate and building industry in Tucson, Arizona during 1996-1997.  Previously, Mr. Masenheimer was General Manager, SPAC Products (a United Technologies company) (1990-1995). Prior to SPAC Products, Mr. Masenheimer held a number of senior management position at General Electric Company's Appliance Division, where he worked for twenty-three years, including his last posting as Mid-Central Region Manager, GE Appliances.

Mr. Masenheimer’s agreement is for a one year renewable term effective July 1, 2006 at a salary of $100,000 per year.  The agreement also includes additional compensation of 100,000 shares of the Company’s restricted common stock.

Mr. David Mierkey is a senior sales and marketing executive.  Since 2004, he has been Director of Sales and Marketing, Delta Blood Bank in Stockton, California. Previously, from 2001 to 2004, Mr. Mierkey was Director of Sales/Marketing, Western Regional Manager, Nova Information Systems, a division of U.S. Bank.  From 1999 to 2001, he was Division Manager of Heartland Payment Systems, Inc, in St. Louis, Missouri.  Prior to that time, from 1997 to 1999, Mr. Mierkey served as Vice President of Target Market/Automotive for International Check Services, Inc. in Riverdale, New Jersey.  Mr. Mierkey has served in a variety of additional sales manager positions since 1977. He earned a B.S. in Marketing from California State University in Sacramento.

Mr. Mierkey was appointed Senior Vice President of Sales effective July 1, 2006.  Mr. Mierkey was previously retained by the Company as a sales consultant for a one year term beginning June 1, 2006 under an agreement calling for cash compensation of $50,000.  In addition to the cash compensation, Mr. Mierkey will earn a commission of 7% on all initial orders on gross sales to new vendors as approved by the Company, and a commission of 5% on any additional orders on gross sales to these new vendors.   Mr. Mierkey will work in his new position under the terms of the existing consulting agreement.

Item 9.01 Exhibits

1.1

Employment Agreement dated July 1, 2006 between Emergency Filtration and John Masenheimer

1.2

Consulting Agreement dated June 1, 2006 between Emergency Filtration and David Mierkey

99

Press release date July 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: July 11, 2006

Emergency Filtration Products, Inc.

By:  /S/ Douglas K. Beplate

Douglas K. Beplate, President